Wilson Sonsini Goodrich & Rosati Professional Corporation 1881 9th Street Suite 110 Boulder, CO 80302 o: 303.256.5900 f: 866.974.7329

Exhibit 5.1

August 4, 2023

Align Technology, Inc.
410 North Scottsdale Road, Suite 1300
Tempe, Arizona 85288

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Align Technology, Inc., a Delaware corporation (“you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of your Common Stock, $0.0001 par value (the “Shares”), reserved for issuance pursuant to the 2005 Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN BEIJING BOSTON BOULDER     BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY    SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE